inuvo

September 18, 2012

Dear Fellow Inuvo Shareholders:

We want our shareholders to know that our management team believes that the current economic environment coupled with perceived weakness in the internet marketplace have unfairly impacted the valuation of Inuvo. Now six months into our recent merger with Vertro, Inc., we thought this might be a good time to bring you up to speed on the progress we have made since closing the transaction on March 1.

1. *We have enhanced the value proposition and improved the lifetime value of the ALOT Appbar within the Software Search segment of the business.*

   Both the total number of live users and the number of search queries from those users has increased within our largest user group, Tier 1. This user group comes from the U.S., U.K., Canada, Ireland, Australia, and New Zealand. Total search queries from the ALOT Appbar and ALOT Homepage products in these markets increased 15% in the second quarter of 2012 compared to the first quarter of 2012.

2. *We have stepped up efforts to expand the Publisher Network following some weakness in Q1 that was addressed in Q2.*

   The Publisher Network has shown steady improvement since March of 2012. We have been successful in our efforts to maintain many long-standing partnerships that date back several years and we have executed well on our strategy to add new long-tail publishers/partnerships where we believe traffic quality is high. Fifteen (15) new publisher partnerships, contributing an additional 20% increase in clicks per month, have been added since March.

3. *We have launched websites that enhance the user experience for our over 7.5 million ALOT users at sites like http://local.ALOT.com.*

   With a surplus of advertising inventory from our relationships with Google and Yahoo, we have started to launch owned and operated websites, developed internally with an initial focus on local search and product shopping. The initial property, local.alot.com, allows our ALOT users the ability to search for and find local businesses. The site has been well received, generating nearly 700,000 impressions this past August. We expect to generate even greater revenue from these efforts during the current quarter.

4. *We have eliminated duplicate public company and third-party expenses following the merger resulting in an improvement to EBITDA and free cash flow.*

   When we completed the transaction in March, we had forecasted savings from synergies of $2.2M for fiscal year 2012. As of the end of June, the savings were in fact tracking $0.9M ahead of that target with many of the one-time expenses associated with that merger also now behind us. Further, revenue and gross profit increased in the second quarter of 2012 to $12.9 million and $6.8 million respectively. Revenue and gross profit trends in Q3 have continued to improve, with a recent unaudited announcement of preliminary revenue figures for both July and August of 2012 of $4.6 million and $5.1 million, respectively.

We will continue to strive to build a leading enterprise in our industry whose value we anticipate will ultimately be favorably recognized in the public marketplace.

Sincerely,

Peter A. Corrao

Peter Corrao
Chief Executive Officer

For more information please feel free to contact me at CEO@Inuvo.com